Exhibit 99.1
Contact: Whirlpool Corporation
Media: Whirlpool Corporation Press Office, 269/923-7405
Media@Whirlpool.com
Financial: Max Tunnicliff, 269/923-2641
Investor_Relations@Whirlpool.com

WHIRLPOOL CORPORATION REPORTS THIRD-QUARTER 2017 RESULTS

•	GAAP earnings per diluted share were $3.72 compared to $3.10 in the same prior-year period; ongoing earnings per diluted share(1) (non-GAAP) were $3.83 compared to $3.66 in the same prior-year period.

•
Cash used in operating activities improved by $142 million and free cash flow(3) improved by $118 million, compared to the same prior-year period, primarily driven by a strong focus on working capital optimization.

•	The North America region reported 5 percent revenue growth and 11.7 percent operating margin, despite a 90 basis point raw material cost increase.

•	The Company announced global cost-based price increases on a majority of its business to offset the impact of sustained raw material inflation.

•	The Company also announced a $150 million fixed cost reduction initiative, which is in addition to ongoing cost productivity efforts.

•
The Company revises its full-year earnings per diluted share guidance to a range of $11.10 to $11.40 on a GAAP basis and $13.60 to $13.90 on an ongoing basis, driven by unfavorable raw material inflation and product price/mix.

•	The Company revises its full-year operating cash flow guidance to a range of $1.55 billion to $1.6 billion and free cash flow guidance to approximately $900 million.

•	The Company repurchased approximately $200 million of common stock during the third quarter and plans to continue repurchasing common stock this year.
BENTON HARBOR, Mich., October 23, 2017 - Whirlpool Corporation (NYSE: WHR) announced today third-quarter GAAP net earnings of $276 million, or $3.72 per diluted share, compared to $238 million, or $3.10 per diluted share, reported for the same prior-year period. GAAP net earnings were positively impacted by lower income tax expense of approximately $65 million, compared to the same prior-year period, driven by the timing of tax planning activities in the current-year period. Third-quarter ongoing earnings per diluted share(1) totaled $3.83 compared to $3.66 in the same prior-year period.

“We are pleased with our revenue growth and free cash flow improvement but are not satisfied with our operating margins, which were impacted by raw material inflation, unfavorable price/mix and slow progress on our European integration," said Marc Bitzer, chief executive officer of Whirlpool Corporation. "Thus, we are implementing strong actions to deliver our long-term goals, including recently-announced global cost-based price increases and a fixed cost reduction initiative."

Third-quarter net sales were $5.4 billion, compared to $5.2 billion in the same prior-year period, an increase of more than 3 percent. Excluding the impact of currency, sales increased 2 percent.

Third-quarter GAAP operating profit totaled $331 million, or 6.1 percent of sales, compared to $374 million, or 7.1 percent of sales, in the same prior-year period. Third-quarter ongoing operating profit(2) totaled $376 million, or 6.9 percent of sales, compared to $417 million, or 7.9 percent of sales, in the same prior-year period. On a GAAP and ongoing basis, cost productivity and unit volume growth were more than offset by the unfavorable impacts of raw material inflation and product price/mix.

For the nine months ended September 30, 2017, Whirlpool Corporation reported cash used in operating activities of $(33) million compared to $(175) million in the same prior-year period. The Company reported free cash flow(3) of $(348) million for the first nine months of 2017 compared to $(466) million in the same prior-year period, driven by the Company's focus on working capital optimization.

THIRD-QUARTER REGIONAL REVIEW

Whirlpool North America

Whirlpool North America reported third-quarter net sales of $3.0 billion, compared to $2.9 billion in the same prior-year period. Excluding the impact of currency, sales increased 4 percent.

The region reported third-quarter operating profit of $350 million, or 11.7 percent of sales, compared to $346 million, or 12.1 percent of sales, in the same prior-year period. The operating profit increase was driven by strong unit volume growth and cost productivity, which offset raw material inflation and foreign currency impacts; the operating margin decrease was primarily driven by raw material inflation.

The Company continues to expect full-year 2017 industry unit shipments in the U.S. to increase by 4 to 6 percent.

Whirlpool Europe, Middle East and Africa

Whirlpool Europe, Middle East and Africa reported third-quarter net sales of $1.3 billion, compared to $1.3 billion in the same prior-year period. Excluding the impact of currency, sales decreased 8 percent.

The region reported third-quarter GAAP operating profit of $11 million, or 0.8 percent of sales, compared to GAAP operating profit of $40 million, or 3.0 percent of sales, in the same prior-year period. Ongoing segment operating profit(4) totaled $11 million, or 0.8 percent of sales, compared to $48 million, or 3.7 percent of sales, in the same prior-year period. During the quarter, unfavorable product price/mix, raw material inflation and unit volume declines more than offset favorable cost productivity and restructuring benefits.

The Company continues to expect full-year 2017 industry unit shipments to be flat to up 2 percent.

Whirlpool Latin America

Whirlpool Latin America reported third-quarter net sales of $849 million, compared to $800 million in the same prior-year period. Excluding the impact of currency, sales increased 5 percent.

The region reported third-quarter operating profit of $53 million, or 6.3 percent of sales, compared to $46 million, or 5.8 percent of sales, in the same prior-year period, driven by cost productivity and unit volume growth, which more than offset raw material inflation and unfavorable product price/mix.

The Company continues to expect full-year 2017 industry unit shipments in Brazil to be flat.

Whirlpool Asia

Whirlpool Asia reported third-quarter net sales of $357 million, compared to $338 million in the same prior-year period. Excluding the impact of currency, sales increased 4 percent.

The region reported third-quarter GAAP operating profit of $2 million, or 0.6 percent of sales, compared to GAAP operating profit of $15 million, or 4.4 percent of sales, in the same prior-year period. Ongoing segment operating profit(4) totaled $2 million, or 0.6 percent of sales, compared to $17 million, or 4.9 percent of sales, in the same prior-year period. On a GAAP and ongoing basis, favorable impacts from cost productivity were more than offset by raw material inflation and unfavorable product price/mix in China.

The Company continues to expect full-year 2017 industry unit shipments to be flat to up 2 percent.

Global Cost-Based Pricing and Fixed Cost Reduction Actions

In 2017, the Company experienced significantly elevated raw material prices which are now expected to further increase through 2018.

As a result, in October the Company announced to its trade customers global cost-based price increases expected to cover a majority of its business, to be implemented during the fourth quarter of 2017 and the first quarter of 2018.

Additionally, the Company announced an initiative to reduce fixed overhead costs by $150 million, which will be implemented in early 2018. This initiative is in addition to the Company's ongoing cost productivity efforts.

The impact of these actions on 2018 guidance will be discussed during the year-end earnings call.

OUTLOOK

For the full-year 2017, the Company now expects to generate cash from operating activities of $1.55 to $1.6 billion and free cash flow(3) of approximately $900 million. Included in this guidance are primarily acquisition-related restructuring cash outlays of up to $175 million, legacy product warranty and liability costs of $70 million, pension contributions of $45 million and, with respect to free cash flow(3), capital spending of $650 to $700 million.

For the full-year 2017, Whirlpool Corporation now expects GAAP earnings per diluted share of $11.10 to $11.40 and ongoing earnings per diluted share(1) of $13.60 to $13.90.

“We reaffirm our 2020 goals and are confident that our existing and newly-announced actions will put us firmly back on track to deliver our commitments,” said Jim Peters, executive vice president and chief financial officer of Whirlpool Corporation. “As we continue to execute our plans for value creation, we will continue returning strong levels of cash to our shareholders.”

(1) A reconciliation of ongoing earnings per diluted share, a non-GAAP financial measure, to reported net earnings per diluted share available to Whirlpool and other important information, appears below.
(2) A reconciliation of ongoing operating profit, a non-GAAP financial measure, to reported operating profit and other important information, appears below.
(3) A reconciliation of free cash flow, a non-GAAP financial measure, to cash provided by (used in) operating activities and other important information, appears below.
(4) A reconciliation of ongoing segment operating profit (loss), a non-GAAP financial measure, to reported segment operating profit (loss) and other important information, appears below.

About Whirlpool Corporation
Whirlpool Corporation (NYSE: WHR) is the number one major appliance manufacturer in the world, with approximately $21 billion in annual sales, 93,000 employees and 70 manufacturing and technology research centers throughout the world in 2016. The company markets Whirlpool, KitchenAid, Maytag, Consul, Brastemp, Amana, Bauknecht, Jenn-Air, Indesit and other major brand names in nearly every country around the world. Additional information about the company can be found at whirlpoolcorp.com, or find us on Twitter at @WhirlpoolCorp.

Whirlpool Additional Information:
This document contains forward-looking statements about Whirlpool Corporation and its consolidated subsidiaries (“Whirlpool”) that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document may include, but are not limited to, statements regarding expected earnings per share, cash flow, productivity and raw material prices. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool's forward-looking statements. Among these factors are: (1) intense competition in the home appliance industry reflecting the impact of both new and established global competitors, including Asian and European manufacturers; (2) Whirlpool's ability to maintain or increase sales to significant trade customers and the ability of these trade customers to maintain or increase market share; (3) Whirlpool's ability to maintain its reputation and brand image; (4) the ability of Whirlpool to achieve its business plans, productivity improvements, and cost control objectives, and to leverage its global operating platform, and accelerate the rate of innovation; (5) Whirlpool's ability to obtain and protect intellectual property rights; (6) acquisition and investment-related risks, including risks associated with our past acquisitions, and risks associated with our increased presence in emerging markets; (7) risks related to our international operations, including changes in foreign regulations, regulatory compliance and disruptions arising from political, legal and economic instability; (8) information technology system failures, data security breaches, network disruptions, and cybersecurity attacks; (9) product liability and product recall costs; (10) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner; (11) our ability to attract, develop and retain executives and other qualified employees; (12) the impact of labor relations; (13) fluctuations in the cost of key materials (including steel, resins, copper and aluminum) and components and the ability of Whirlpool to offset cost increases; (14) Whirlpool’s ability to manage foreign currency fluctuations; (15)  inventory and other asset risk; (16)  the uncertain global economy and changes in economic conditions which affect demand for our products; (17)  health care cost trends, regulatory changes and variations between results and estimates that could increase future funding obligations for pension and postretirement benefit plans; (18) litigation, tax, and legal compliance risk and costs, especially if materially different from the amount we expect to incur or have accrued for, and any disruptions caused by the same; (19) the effects and costs of governmental investigations or related actions by third parties; and (20) changes in the legal and regulatory environment including environmental, health and safety regulations.

Additional information concerning these and other factors can be found in Whirlpool's filings with the Securities and Exchange Commission, including the most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K.

WHIRLPOOL CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)
FOR THE PERIODS ENDED SEPTEMBER 30
(Millions of dollars, except share data)

	Three Months Ended		Nine Months Ended
	2017	2016	2017	2016
Net sales	$5,418	$5,248	$15,551	$15,062
Expenses
Cost of products sold	4,503	4,308	12,934	12,330
Gross margin	915	940	2,617	2,732
Selling, general and administrative	521	519	1,546	1,535
Intangible amortization	18	18	52	54
Restructuring costs	45	29	150	116
Operating profit	331	374	869	1,027
Other (income) expense
Interest and sundry (income) expense	21	30	69	103
Interest expense	42	39	122	118
Earnings before income taxes	268	305	678	806
Income tax (benefit) expense	(4)	61	69	64
Net earnings	272	244	609	742
Less: Net earnings (loss) available to noncontrolling interests	(4)	6	(9)	34
Net earnings available to Whirlpool	$276	$238	$618	$708
Per share of common stock
Basic net earnings available to Whirlpool	$3.78	$3.14	$8.36	$9.26
Diluted net earnings available to Whirlpool	$3.72	$3.10	$8.23	$9.16
Dividends declared	$1.10	$1.00	$3.20	$2.90
Weighted-average shares outstanding (in millions)
Basic	72.9	75.7	73.9	76.4
Diluted	74.0	76.9	75.1	77.5

Comprehensive income	$286	$289	$694	$900

WHIRLPOOL CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Millions of dollars, except share data)

	September 30, 2017	December 31, 2016
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$1,087	$1,085
Accounts receivable, net of allowance of $171 and $185, respectively	3,102	2,711
Inventories	3,345	2,623
Prepaid and other current assets	1,115	920
Total current assets	8,649	7,339
Property, net of accumulated depreciation of $6,741 and $6,055, respectively	3,865	3,810
Goodwill	3,093	2,956
Other intangibles, net of accumulated amortization of $455 and $387, respectively	2,604	2,552
Deferred income taxes	2,322	2,154
Other noncurrent assets	305	342
Total assets	$20,838	$19,153
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$4,728	$4,416
Accrued expenses	677	649
Accrued advertising and promotions	792	742
Employee compensation	428	390
Notes payable	1,442	34
Current maturities of long-term debt	671	560
Other current liabilities	898	871
Total current liabilities	9,636	7,662
Noncurrent liabilities
Long-term debt	3,669	3,876
Pension benefits	1,015	1,074
Postretirement benefits	346	334
Other noncurrent liabilities	485	479
Total noncurrent liabilities	5,515	5,763
Stockholders’ equity
Common stock, $1 par value, 250 million shares authorized, 112 million and 111 million shares issued, and 72 million and 74 million shares outstanding, respectively	112	111
Additional paid-in capital	2,733	2,672
Retained earnings	7,697	7,314
Accumulated other comprehensive loss	(2,316)	(2,400)
Treasury stock, 40 million and 37 million shares, respectively	(3,474)	(2,924)
Total Whirlpool stockholders’ equity	4,752	4,773
Noncontrolling interests	935	955
Total stockholders’ equity	5,687	5,728
Total liabilities and stockholders’ equity	$20,838	$19,153

WHIRLPOOL CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE PERIODS ENDED SEPTEMBER 30
(Millions of dollars)

	Nine Months Ended
	2017	2016
Operating activities
Net earnings	$609	$742
Adjustments to reconcile net earnings to cash provided by (used in) operating activities:
Depreciation and amortization	487	496
Changes in assets and liabilities:
Accounts receivable	(259)	(438)
Inventories	(589)	(518)
Accounts payable	107	(187)
Accrued advertising and promotions	18	(38)
Accrued expenses and current liabilities	(154)	72
Taxes deferred and payable, net	(144)	(149)
Accrued pension and postretirement benefits	(85)	(53)
Employee compensation	49	(30)
Other	(72)	(72)
Cash used in operating activities	(33)	(175)
Investing activities
Capital expenditures	(371)	(360)
Proceeds from sale of assets and business	5	55
Change in restricted cash	51	14
Investment in related businesses	(35)	(10)
Other	1	(2)
Cash used in investing activities	(349)	(303)
Financing activities
Proceeds from borrowings of long-term debt	—	491
Repayments of long-term debt	(261)	(507)
Net proceeds from short-term borrowings	1,365	1,369
Dividends paid	(235)	(221)
Repurchase of common stock	(550)	(425)
Common stock issued	33	24
Other	(17)	(2)
Cash provided by financing activities	335	729
Effect of exchange rate changes on cash and cash equivalents	49	2
Increase in cash and cash equivalents	2	253
Cash and cash equivalents at beginning of period	1,085	772
Cash and cash equivalents at end of period	$1,087	$1,025

SUPPLEMENTAL INFORMATION - CONSOLIDATED FINANCIAL STATEMENTS RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Millions of dollars except per share data)
(Unaudited)

We supplement the reporting of our financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures, some of which we refer to as "ongoing" measures, including ongoing operating profit (loss), ongoing operating margin, earnings before interest and taxes (EBIT), EBIT margin, ongoing EBIT, ongoing EBIT margin, ongoing earnings, ongoing earnings per diluted share, ongoing segment operating profit (loss), ongoing segment operating margin, sales excluding currency, ongoing net sales and free cash flow. Ongoing measures exclude items that may not be indicative of, or are unrelated to, results from our ongoing operations and provide a better baseline for analyzing trends in our underlying businesses. Sales excluding foreign currency is calculated by translating the current period net sales, in functional currency, to U.S. dollars using the prior-year period’s exchange rate compared to the prior-year period net sales. Management believes that sales excluding foreign currency provides stockholders with a clearer basis to assess our results over time, excluding the impact of exchange rate fluctuations. Management believes that free cash flow provides investors and stockholders with a relevant measure of liquidity and a useful basis for assessing the company's ability to fund its activities and obligations.The Company provides free cash flow related metrics, such as free cash flow as a percentage of net sales, as long-term management goals, not an element of its annual financial guidance, and as such does not provide a reconciliation of free cash flow to cash provided by (used in) operating activities, the most directly comparable GAAP measure, for these long-term goal metrics. Any such reconciliation would rely on market factors and certain other conditions and assumptions that are outside of the company’s control. We believe that these non-GAAP measures provide meaningful information to assist investors and stockholders in understanding our financial results and assessing our prospects for future performance, and reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP financial measures, provide a more complete understanding of our business. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These ongoing financial measures should not be considered in isolation or as a substitute for reported operating profit (loss), net earnings available to Whirlpool per diluted share, net earnings, net earnings available to Whirlpool, net sales, reported operating profit (loss) by segment, and cash provided by (used in) operating activities, the most directly comparable GAAP financial measures. GAAP net earnings available to Whirlpool per diluted share and ongoing earnings per diluted share are presented net of tax, while individual adjustments in each reconciliation are presented on a pre-tax basis; the income tax impact line item aggregates the tax impact for these adjustments. The tax impact of individual line item adjustments may not foot precisely to the aggregate income tax impact amount, as each line item adjustment may include non-taxable components. Prior-period comparisons have been recast to reflect the tax impact of adjustments as a single adjustment. Historical quarterly earnings per share amounts are presented based on a normalized tax rate adjustment to reconcile quarterly tax rates to full-year tax rate expectations. We strongly encourage investors and stockholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Third-Quarter 2017 Ongoing Operating Profit, Ongoing Earnings Before Interest and Taxes and Ongoing Earnings per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing operating profit, ongoing earnings before interest and taxes and ongoing earnings per diluted share, with the most directly comparable GAAP financial measures, operating profit, net earnings available to Whirlpool and net earnings per diluted share available to Whirlpool, for the three months ended September 30, 2017. Ongoing operating margin is calculated by dividing ongoing operating profit (loss) by net sales. Ongoing EBIT margin is calculated by dividing ongoing EBIT by net sales. The earnings per diluted share GAAP measure and ongoing measure are presented net of tax, while each adjustment is presented on a pre-tax basis. The aggregate income tax impact of the taxable components of each adjustment is presented in the income tax impact line item at our third-quarter adjusted effective tax rate of 9.7%.

	Three Months Ended
	September 30, 2017
	Operating profit	Earnings before interest & taxes(5)	Earnings per diluted share
Reported GAAP measure	$331	$310	$3.72
Restructuring expense(a)	45	45	0.61
Income tax impact	—	—	(0.06)
Normalized tax rate adjustment(b)	—	—	(0.44)
Ongoing measure	$376	$355	$3.83

Earnings Before Interest & Taxes Reconciliation:

Net earnings available to Whirlpool	$276
Net earnings (loss) available to noncontrolling interests	(4)
Income tax expense (benefit)	(4)
Interest expense	42
Earnings before interest & taxes(5)	$310

Note: Numbers may not reconcile due to rounding

Third-Quarter 2016 Ongoing Operating Profit, Ongoing Earnings Before Interest and Taxes and Ongoing Earnings per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing operating profit, ongoing earnings before interest and taxes and ongoing earnings per diluted share, with the most directly comparable GAAP financial measures, operating profit, net earnings available to Whirlpool and net earnings per diluted share available to Whirlpool, for the three months ended September 30, 2016. Ongoing operating margin is calculated by dividing ongoing operating profit by net sales. Ongoing EBIT margin is calculated by dividing ongoing EBIT by net sales. The earnings per diluted share GAAP measure and ongoing measure are presented net of tax, while each adjustment is presented on a pre-tax basis. The aggregate income tax impact of the taxable components of each adjustment is presented in the income tax impact line item at our third-quarter adjusted effective tax rate of 16.0%.

	Three Months Ended
	September 30, 2016
	Operating profit	Earnings before interest & taxes(5)	Earnings per diluted share
Reported GAAP measure(c)	$374	$344	$3.10
Restructuring expense(a)	29	29	0.37
Acquisition related transition costs	14	14	0.19
Legacy product warranty and liability expense	—	1	0.01
Income tax impact	—	—	(0.09)
Normalized tax rate adjustment(b)	—	—	0.08
Ongoing measure	$417	$388	$3.66

Earnings Before Interest & Taxes Reconciliation:

Net earnings available to Whirlpool	$238
Net earnings available to noncontrolling interests	6
Income tax expense (benefit)	61
Interest expense	39
Earnings before interest & taxes(5)	$344

Note: Numbers may not reconcile due to rounding

Ongoing Segment Operating Profit (Loss)

The reconciliation provided below reconciles the non-GAAP financial measure ongoing segment operating profit (loss) with the most directly comparable GAAP financial measure, reported segment operating profit (loss), for the three months ended September 30, 2017. Ongoing segment operating margin is calculated by dividing ongoing segment operating profit (loss) by segment net sales.

	Three Months Ended
	September 30, 2017
	Segment operating profit (loss)	Restructuring expense(a)	Ongoing segment operating profit (loss)
North America	$350	$—	$350
EMEA	11	—	11
Latin America	53	—	53
Asia	2	—	2
Other/Eliminations	(85)	45	(40)
Total Whirlpool Corporation	$331	$45	$376

The reconciliation provided below reconciles the non-GAAP financial measure ongoing segment operating profit (loss) with the most directly comparable GAAP financial measure, reported segment operating profit (loss), for the three months ended September 30, 2016. Ongoing segment operating margin is calculated by dividing ongoing segment operating profit (loss) by segment net sales.

	Three Months Ended
	September 30, 2016
	Segment operating profit (loss)(c)	Restructuring expense(a)	Acquisition related transition costs	Ongoing segment operating profit (loss)
North America	$346	$—	$—	$346
EMEA	40	—	8	48
Latin America(c)	46	—	—	46
Asia	15	—	2	17
Other/Eliminations(c)	(73)	29	4	(40)
Total Whirlpool Corporation	$374	$29	$14	$417

Note: Numbers may not reconcile due to rounding

Full-Year 2017 Ongoing Operating Profit, Ongoing Earnings Before Interest and Taxes and Ongoing Earnings per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing operating profit, ongoing earnings before interest and taxes and ongoing earnings per diluted share, with the most directly comparable GAAP financial measures, operating profit, net earnings available to Whirlpool and net earnings per diluted share available to Whirlpool, for the twelve months ending December 31, 2017. Ongoing operating margin is calculated by dividing ongoing operating profit (loss) by ongoing net sales. Ongoing EBIT margin is calculated by dividing ongoing EBIT by ongoing net sales. Ongoing net sales excludes $(32) million primarily related to an adjustment for trade promotion accruals in prior periods. The earnings per diluted share GAAP measure and ongoing measure are presented net of tax, while each adjustment is presented on a pre-tax basis. The aggregate income tax impact of the taxable components of each adjustment is presented in the income tax impact line item at our anticipated full-year tax rate of approximately 16%.

	Twelve Months Ending
	December 31, 2017
	Operating profit	Earnings before interest & taxes(5)	Earnings per diluted share
Reported GAAP measure	$1,255 - 1,285	$1,145 - 1,175	$11.10 - 11.40
Restructuring expense(a)	200	200	2.66
Out-of-period adjustment(d)	40	40	0.27
Income tax impact	—	—	(0.45)
Ongoing measure	$1,495 - 1,525	$1,385 - 1,415	13.60 - 13.90

(5) Earnings Before Interest & Taxes (EBIT) is a non-GAAP measure. Whirlpool does not provide a forward-looking quantitative reconciliation of EBIT to the most directly comparable GAAP financial measure, net earnings available to Whirlpool, because the net earnings available to noncontrolling interests item of such reconciliation -- which has historically represented a relatively insignificant amount of Whirlpool's overall net earnings -- implicates Whirlpool's projections regarding the earnings of Whirlpool's non wholly-owned subsidiaries and joint ventures that cannot be quantified precisely or without unreasonable efforts.

Note: Numbers may not reconcile due to rounding

Full-Year 2016 Ongoing Operating Profit, Ongoing Earnings Before Interest and Taxes and Ongoing Earnings per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing operating profit, ongoing earnings before interest and taxes and ongoing earnings per diluted share, with the most directly comparable GAAP financial measures, operating profit, net earnings available to Whirlpool and net earnings per diluted share available to Whirlpool, for the twelve months ended December 31, 2016. Ongoing operating margin is calculated by dividing ongoing operating profit by net sales. Ongoing EBIT margin is calculated by dividing ongoing EBIT by net sales. The earnings per diluted share GAAP measure and ongoing measure are presented net of tax, while each adjustment is presented on a pre-tax basis. The aggregate income tax impact of the taxable components of each adjustment is presented in the income tax impact line item at our full-year tax rate of 16.6%.

	Twelve Months Ended
	December 31, 2016
	Operating profit	Earnings before interest & taxes(5)	Earnings per diluted share
Reported GAAP measure(c)	$1,368	$1,275	$11.50
Restructuring expense(a)	173	173	2.24
Acquisition related transition costs	82	86	1.11
Legacy product warranty and liability expense	3	(23)	(0.30)
Income tax impact	—	—	(0.49)
Ongoing measure	$1,626	$1,511	14.06

Earnings Before Interest & Taxes Reconciliation:

Net earnings available to Whirlpool	$888
Net earnings (loss) available to noncontrolling interests	40
Income tax expense (benefit)	186
Interest expense	161
Earnings before interest & taxes(5)	$1,275

Footnotes:

a.
RESTRUCTURING EXPENSE - During the fourth quarter of 2014, we completed the acquisition of Indesit S.p.A., which, due to its size, materially changed our European footprint. These costs are primarily related to Indesit restructuring and creating a more streamlined and efficient European operation, and also relate to certain other unique restructuring events.

b.
NORMALIZED TAX RATE ADJUSTMENT - During the third quarter of 2017, we calculated ongoing diluted EPS using an adjusted tax rate of 9.7%. We anticipate a 2017 full-year effective tax rate of approximately 16%. During the third quarter of 2016, we made an adjustment to ongoing diluted EPS to reconcile specific items reported to our anticipated full-year effective tax rate of 19%.

c.
ADOPTION OF NEW ACCOUNTING STANDARDS - In 2017, the FASB issued ASU No. 2017-07, "Compensation - Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost". The guidance in ASU 2017-07 requires that the service cost component of net periodic benefit cost for pension and postretirement benefits is recorded in the same income statement line items as other employee compensation costs arising from services rendered during the period. Service cost is included in cost of products sold and selling, general and administrative expense. The other components of net periodic pension cost and postretirement benefits cost (other components of net periodic cost) are recorded in interest and sundry (income) expense in 2017. We retrospectively adopted the new accounting standard. As of September 30, 2017 the reclassification of other components of net periodic cost, from cost of products sold and selling, general and administrative expense to interest and sundry (income) expense was immaterial. For the full year ended December 31, 2016, the reclassification of other components of net periodic cost, from cost of products sold and selling, general and administrative expense to interest and sundry (income) expense was approximately $14 million. For the three months ended September 30, 2016, the reclassification of other components of net periodic cost, from cost of products sold and selling, general and administrative expense to interest and sundry (income) expense was approximately $4 million.

d.
OUT-OF-PERIOD ADJUSTMENT - During the third quarter of 2017, we finalized our prior period recorded adjustments in our Asia operating segment primarily related to trade promotions, and increased accruals by $3 million. We determined this impact to be immaterial and have made no further adjustments to ongoing earnings. The 2017 total impact of these out-of-period adjustments was a decrease to net sales of approximately $35 million and an increase to other operating expenses of approximately $8 million, before tax. These adjustments resulted in a decrease to net earnings available to Whirlpool of approximately $16 million and a decrease of $0.22 in diluted earnings per share.

Free Cash Flow

As defined by the Company, free cash flow is cash provided by (used in) operating activities after capital expenditures, proceeds from the sale of assets and businesses and changes in restricted cash. The reconciliation provided below reconciles nine months ended September 30, 2017 and 2016 and projected 2017 full-year free cash flow with cash provided by (used in) operating activities, the most directly comparable GAAP financial measure.

	Nine Months Ended September 30,
(millions of dollars)	2017	2016	2017 Outlook
Cash provided by (used in) operating activities	$(33)	$(175)	$1,550 - $1,600
Capital expenditures, proceeds from sale of assets/businesses and change in restricted cash*	(315)	(291)	(650) - (700)
Free cash flow	$(348)	$(466)	~$900

Cash used in investing activities**	$(349)	$(303)
Cash provided by financing activities**	$335	$729

*The change in restricted cash relates to the private placement funds paid by Whirlpool to acquire majority control of Whirlpool China (formerly Hefei Sanyo) and which are used to fund capital and technical resources to enhance Whirlpool China’s research and development and working capital, as required by the terms of the Hefei Sanyo acquisition completed in October 2014.

**Financial guidance on a GAAP basis for cash provided by (used in) financing activities and cash provided by (used in) investing activities has not been provided because in order to prepare any such estimate or projection, the company would need to rely on market factors and certain other conditions and assumptions that are outside of its control.

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